Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar's Board of Directors Elects Officers to New Executive Positions

MIAMI, November 3, 2020 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation's leading homebuilders, today announced that its Board of Directors has elected Jon Jaffe as Co-Chief Executive Officer and Co-President of Lennar, titles he will now share with Rick Beckwitt.

Stuart Miller, Executive Chairman of Lennar, said, “Today I am very pleased to recognize the extraordinary contribution that Jon Jaffe has made to Lennar’s leadership position in the homebuilding industry. I have noted repeatedly that Jon and Rick have operated consistently as partners in the oversight of our homebuilding platform. Today we proudly recognize and formalize that partnership.”

Mr. Miller continued, “Jon has driven operational excellence at the same time that he has helped shape our strategic direction and our corporate communication. Going forward, Rick, Jon and I will continue to execute our business plan and strategy with the same excellence and shared responsibilities that we have to date.”

Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, “Jon’s promotion to Co-CEO and Co-President reflects to the outside world the way that we have operated internally since I arrived at Lennar over 14 years ago. This partnership has worked seamlessly and driven Lennar’s performance as we have focused on generating cash flow, driving returns and enhancing shareholder value as Lennar has grown.”

Mr. Beckwitt added, “Specifically, Jon’s collaborative approach and ‘whatever it takes’ attitude is exactly why our partnership works on a day-to-day basis and why today’s announcement is an important structural reflection for our company. Together with our Board of Directors, and the entire Lennar team, Stuart and I congratulate Jon on this well-deserved promotion and recognition.”

Mr. Beckwitt, who is a member of the Lennar Board of Directors, had been Lennar’s Chief Executive Officer since 2018, and has worked with Lennar in various positions for 14 years. Mr. Beckwitt has been involved in the homebuilding and construction industry for more than 30 years. Prior to joining Lennar, he was on the Board of Directors of D.R. Horton, Inc., and held various executive officer positions with the company, including President.

Mr. Jaffe, who is a member of the Lennar Board of Directors, had been Lennar’s President since 2018, and has worked with Lennar in various positions, including Chief Operating Officer, for more than 30 years. Mr. Jaffe led the Company's expansion into California in 1995 and is responsible for Lennar's dominant position in California and the Western United States.

About Lennar

Lennar Corporation, founded in 1954, is one of the nation's leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar's homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.